Exhibit 99.1

WHITE ROCK ENERGY PROPERTIES

Statements of Revenues and Direct Operating Expenses

For the Six Months Ended June 30, 2025 and 2024

TXO Partners, LP

White Rock Energy Statements of Revenues and Direct Operating

Expenses of the Williston Basin Properties (as described in Note 1)

(in thousands)

	Six months ended June 30,
	2025	2024
REVENUES
Oil and condensate	$79,785	$67,401
Natural gas liquids	3,609	3,250
Natural gas	1,848	937

Total Revenues	85,242	71,588

DIRECT OPERATING EXPENSES
Production	12,392	10,668
Taxes, transportation and other	7,448	6,498

Total Direct Operating Expenses	19,840	17,166

Revenues in Excess of Direct Operating Expenses	$65,402	$54,422

See accompanying notes to Statements of Revenues and Direct Operating Expenses.

Notes to the Statements of Revenues and Direct Operating Expenses

of the White Rock Energy Properties

(1) Basis of Presentation

On July 31, 2025, TXO Partners, LP (“TXO”), through its wholly-owned subsidiary, MorningStar Operating LLC, completed an acquisition of producing properties in the Greater Williston Basin of Montana and North Dakota (“Williston Basin Properties”) from White Rock Energy, LLC, a Delaware limited liability company (“White Rock”) for cash consideration of $338.6 million, including a deferred payment of $70 million which is due on July 31, 2026. The purchase price was allocated primarily to proved properties. The acquisition was funded by cash on hand from the offering of TXO common units and borrowings under the TXO credit facility.

The accompanying unaudited statement includes revenues from oil, natural gas liquids and natural gas production and direct operating expenses associated with the Williston Basin Properties and were derived from White Rock historical accounting records. The accompanying statements vary from a complete income statement in accordance with US GAAP in that they do not reflect certain indirect expenses that were incurred in connection with the ownership and operation of the Williston Basin Properties including, but not limited to, general and administrative expenses, interest expense and income tax expense. These costs were not separately allocated to the Williston Basin Properties in the accounting records of White Rock. In addition, these allocations, if made using historical general and administrative structures and tax burdens, would not produce allocations that would be indicative of the historical performance of the Williston Basin Properties had it been a TXO property due to the differing size, structure, operations and accounting policies of White Rock and TXO. The accompanying statement also does not include provisions for depreciation, depletion, amortization and accretion, as such amounts would not be indicative of the costs that TXO will incur upon the allocation of the purchase price paid for the Williston Basin Properties. Furthermore, no balance sheet has been presented for the Williston Basin Properties because the acquired properties were not accounted for as a separate subsidiary or division of White Rock and complete financial statements are not available, nor has information about the Williston Basin Properties’ operating, investing and financing cash flows been provided for similar reasons. Accordingly, the historical Statement of Revenues and Direct Operating Expenses of White Rock is presented in lieu of the full financial statements required under Item 3-05 of Securities and Exchange Commission (“SEC”) Regulation S-X.

This Statement of Revenues and Direct Operating Expenses is not indicative of the results of operations for the Williston Basin Properties on a go forward basis.

(2) Summary of Significant Accounting Policies

Use of Estimates—The Statement of Revenues and Direct Operating Expenses is derived from the historical operating statements of White Rock. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America require management to make estimates and assumptions that affect the reported amounts of revenues and direct operating expenses during the respective reporting periods. Actual results could be different from those estimates.

Revenue Recognition—Total revenues in the accompanying statements include the sale of crude oil, natural gas liquids and natural gas, net of royalties. White Rock recognizes revenues upon the satisfaction of the applicable performance obligation, which occurs at the point in time when control of the product transfers to a customer, in an amount that reflects the consideration to which White Rock expects to be entitled in exchange for such product.

During the six month periods ended June 30, 2025 and 2024, one customer accounted for more than 10% of the total revenues of the Williston Basin Properties.

Notes to the Statements of Revenues and Direct Operating Expenses

of the White Rock Energy Properties

Direct Operating Expenses—Direct operating expenses are recognized when incurred and consist of direct expenses of operating the Williston Basin Properties. The direct operating expenses include lease operating, production taxes, processing and transportation expenses. Lease operating expenses include lifting costs, well repair expenses, facility maintenance expenses, well workover costs, and other field related expenses. Lease operating expenses also include expenses directly associated with support personnel, support services, equipment, and facilities directly related to oil and gas production activities.

(3) Contingencies

The activities of the Williston Basin Properties may become subject to potential claims and litigation in the normal course of operations. TXO does not believe that any liability resulting from any pending or threatened litigation will have a material adverse effect on the operations or financial results of the Williston Basin Properties.

(4) Subsequent Events

TXO has evaluated events through October 8, 2025, the date the Statements of Revenues and Direct Operating Expenses were available to be issued, and are not aware of any events that have occurred that require adjustments to or disclosure in the financial statements.

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